Exhibit 99.1

July 25, 2006

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Michael Halloran	Sam Westover
	Vice President and CFO	President and CEO
	(801) 365-2854	(801) 365-2800

SONIC INNOVATIONS ANNOUNCES PROFITABLE SECOND QUARTER

Company Achieves Profitability

Salt Lake City, Utah, July 25, 2006 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today reported net income of $314,000 for the second quarter ended June 30, 2006, up 19% from $263,000 a year ago. Diluted earnings were $0.01 per share which was consistent with the same period in 2005. Earnings improved as a result of increasing gross margin, reduced administrative costs and the success of new product introductions, partially offset by asset impairment and other charges.

Gross margin improved to 56.7% of sales in the second quarter ended June 30, 2006 from 55.5% last year primarily resulting from cost reduction activities and the elimination of low-margin Tympany upgrade revenue.

Selling, general and administrative expense decreased 14% to $12.6 million this quarter from $14.7 million in the same quarter last year, principally reflecting the benefits of the Company’s restructuring activities undertaken in the second half of 2005.

Research and development expense in the second quarter 2006 of $2.3 million increased 8% from last year’s level of $2.1 million due to increased product development activities. The Company has launched two new products this year, Ion and Natura Pro, and anticipates two more in the fall. Products introduced during the last 24 months comprised 73% of second quarter U.S. net sales.

Sales tend to increase with new product releases. Last year the major product release, Innova, occurred in the second quarter and this year, Ion was released in the first quarter. As a result, first half revenue results offer a more meaningful comparison than quarterly comparisons. During the first half of 2006 the Company generated $53.0 million in net sales, down $3.1 million from the same period in the prior year. Tympany revenues declined $1.4 million and foreign exchange rate changes caused a $1.2 million decline during the same period. The North American and Rest-of-World business segments showed a 9% and 14% increase in hearing aid sales, respectively, for the first six months of 2006. European hearing aid sales declined 20% due to the elimination of unprofitable or marginally profitable customers and process changes resulting from strategic repositioning. Tympany sales for the first half of 2005 included the recognition of $2.0 million of low-margin upgrade revenue that had been deferred at the time of the Tympany acquisition in December 2004 that did not recur in 2006.

The asset impairment and other charges of $646,000 in the second quarter 2006 related to earn-out payments in connection with the auditory testing equipment business of $340,000 plus other additional expense of $306,000.

Sam Westover, President and CEO, stated, “I am pleased that we have achieved profitability from our team’s hard work and cost control efforts. I am also delighted that we are capturing market share in North America and Australia. As we predicted, our hearing aid business was profitable in the second quarter, and our auditory testing equipment business was not. Our newest product, Ion, which was launched at the end of the first quarter, has been very successful. In fact, Ion represented 38% of gross U.S. revenue in the second quarter.”

As of June 30, 2006, Sonic Innovations had cash and marketable securities of $17.2 million and debt of $6.0 million. The cash and marketable securities increase of $1.0 million from March 31, 2006 was positively affected by second quarter 2006 earnings, which included significant non-cash expenses and stock option exercises.

The Company also announced that Stephen Wilson, has stepped down from his position as Chief Financial Officer but will remain with the Company through mid-November 2006 to provide for an orderly transition. Michael Halloran, the Company’s Vice President and Corporate Controller, has been named CFO. Mr. Westover noted, “Mr. Wilson has been a key contributor to Sonic Innovation’s business for the past seven years and I wish him every success in his future endeavors.”

Mr. Halloran, a CPA, has been with Sonic Innovations since April 1999. Prior to joining Sonic Innovations, he worked for eight years at Ernst & Young and for five years at C.R. Bard, where he held various senior positions.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: the market acceptance of our products, including the new Ion product, and the degree to which Ion sales displace sales of other Sonic Innovations products; we face aggressive competition in our business; acquisitions could be difficult to integrate, disrupt our business and harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks that could result in lower sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Tuesday, July 25, 2006 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (866) 202-3109, or (617) 213-8844 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 28342210 (available through July 28, 2006), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended June 30		Six months ended June 30
	2006	2005	2006	2005
Net sales	$27,101	$30,185	$52,983	$56,076
Cost of sales	11,733	13,419	23,332	25,453

Gross profit	15,368	16,766	29,651	30,623
Selling, general and administrative expense	12,646	14,660	25,965	29,514
Research and development expense	2,302	2,136	4,361	4,488
Asset impairment and other charges	646	—	1,027	—

Operating loss	(226)	(30)	(1,702)	(3,379)
Other income	455	128	524	88

Income (loss) before taxes	229	98	(1,178)	(3,291)
Income tax provision (benefit)	(85)	(165)	87	(77)

Net income (loss)	$314	$263	$(1,265)	$(3,214)

Basic and diluted earnings (loss) per common share	$0.01	$0.01	$(0.06)	$(0.15)

Weighted average number of common shares outstanding:
Basic	22,119	$21,289	21,986	21,252

Diluted	23,061	$21,984	21,986	21,252

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
Assets:
Cash and marketable securities	$17,230	$16,249
Accounts receivable	16,497	14,870
Inventories	10,327	10,234
Property and equipment	7,884	8,772
Goodwill and intangibles	34,802	33,825
Other	3,557	2,814

Total assets	$90,297	$86,764

Liabilities:
Accounts payable and accrued liabilities	$25,115	$23,519
Loan payable	5,961	6,217
Deferred revenue	7,392	7,257

Total liabilities	38,468	36,993
Shareholders’ equity:
Common stock	23	22
Additional paid-in capital	121,582	120,578
Accumulated deficit	(71,670)	(70,405)
Other	1,894	(424)

Total shareholders’ equity	51,829	49,771

Total liabilities and shareholders’ equity	$90,297	$86,764